Exhibit 99.1

Financial Contact:     Mimi Vaughn (615)367-7386
Media Contact:    Claire S. McCall (615) 367-8283

GENESCO REPORTS COMPARABLE SALES
--Expects to be at the Lower End of Most Recent Adjusted Earnings Per Share Guidance--
--Announces Participation in 2018 ICR Conference--

NASHVILLE, Tenn., Jan. 8, 2018 -Genesco Inc. (NYSE: GCO) announced today that comparable sales, including both stores and direct sales, increased 1% for the quarter-to-date period ended January 4, 2018. Same store sales decreased 2% and sales for the Company's e-commerce businesses increased 17% on a comparable basis for that period. Comparable sales changes for each retail segment for the period were as follows:

Quarter-to-Date (January 4, 2018)

Comparable Sales (Stores and Direct)
Journeys Group	10%
Schuh Group	1%
Lids Sports Group	-14%
Johnston & Murphy Group	5%

The Company also announced that it continues to expect adjusted earnings per diluted share for the fiscal year ending February 3, 2018, in the range of $3.05 to $3.35.

Robert J. Dennis, Chairman, President and Chief Executive Officer of Genesco, said, "Our fourth quarter results to date continue to be the tale of two businesses. After a successful back-to-school season, Journeys’ momentum built during the holidays, while Lids’ challenges expanded. We also experienced a promotionally-driven holiday in the U.K. at Schuh. We still anticipate that comparable sales for the quarter will be flat to 1%, but we also expect to give up more gross margin in order to achieve those sales and end the year in an optimal inventory position. Based on quarter-to-date results and current trends, we expect adjusted earnings per share within our most recently announced guidance range for fiscal 2018, with greater confidence toward the lower end of that range."
     The Company’s adjusted earnings per share expectations for Fiscal 2018 do not include the non-cash goodwill impairment charge, fixed asset impairments and other charges, estimated in the range of $186.3 million to $187.4 million pretax, or $8.27 to $8.31 per share after tax, for the full fiscal year.  They also do not include certain tax effects related to equity grants pursuant to the newly effective ASU 2016-09, estimated at $0.11 per share after tax. This does not include the impact of the recently enacted federal tax reform, which the Company expects will result in a fiscal year tax rate that is approximately 1% lower than previously announced. In addition, earnings do not include one-time charges related to tax reform. A reconciliation of the adjusted financial measures cited in the guidance to their corresponding measures as reported pursuant to U.S. Generally Accepted Accounting Principles is included in Schedule A to this press release.

Genesco plans to announce its fourth quarter and fiscal year 2018 results on March 15, 2018.

Exhibit 99.1

Genesco to Present at the 2018 ICR XChange Conference
Genesco also announced that management will present at the 2018 ICR Conference on Tuesday, January 9, 2018, at 9:00 a.m. (Eastern Time). The audio portion of the presentation will be webcast live and may be accessed through the Company's internet website, http://www.genesco.com. To listen, please go to the website at least 15 minutes early to register, download and install any necessary software.

Cautionary Note Concerning Forward-Looking Statements
This release contains forward-looking statements, including those regarding the performance outlook for the Company and its individual businesses (including, without limitation, sales, expenses, margins, growth and earnings) and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include adjustments to estimates and projections reflected in forward-looking statements, including the level and timing of promotional activity necessary to maintain inventories at appropriate levels; the timing and amount of non-cash asset impairments related to retail store fixed assets and intangible assets of acquired businesses; the effectiveness of the Company's omnichannel initiatives; costs associated with changes in minimum wage and overtime requirements; the effects of tax reform legislation on the Company’s effective tax rate, including the potential for a significant, one-time, non-cash charge to adjust the Company’s deferred tax asset; the level of chargebacks from credit card users for fraudulent purchases or other reasons; weakness in the consumer economy and retail industry; effects on local consumer demand or on the national economy related to hurricanes or natural disasters; competition in the Company's markets, including online and including competition from some of the Company’s vendors in both the licensed sports and branded footwear markets; fashion trends that affect the sales or product margins of the Company's retail product offerings as well as the lack of new fashion trends that might drive business, and the Company’s ability to respond to fashion shifts quickly and effectively; weakness in shopping mall traffic and challenges to the viability of malls where the Company operates stores, including weakness related to planned closings of anchor, and department and other stores and other factors, and the extent and pace of growth of online shopping; risks related to the potential for terrorist events, especially in malls and shopping districts; the imposition of tariffs on imported products; changes in buying patterns by significant wholesale customers; bankruptcies or deterioration in financial condition of significant wholesale customers or the inability of wholesale customers or consumers to obtain credit; the Company’s ability to obtain from suppliers products that are in-demand on a timely basis and disruptions in product supply or distribution; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; the effects of the British decision to exit the European Union, including potential effects on consumer demand, currency exchange rates, and the supply chain; the Company's ability to continue to complete and integrate acquisitions, expand its business and diversify its product base; changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons; the performance of athletic teams, interest in athletic teams and leagues, and the participants in major sporting events such as the Super Bowl and World Series, developments with respect to certain individual athletes, changes in partnerships between professional and collegiate sports organizations and the vendors that provide their uniforms and merchandise at retail, and other sports-related events or changes, including the timing of major sporting events, that may affect the Company’s Lids Sports Group retail businesses, including period-to-period comparisons. Additional factors that could affect the Company's prospects and cause differences from expectations include the ability to build, open, staff and support additional retail stores and to renew leases in existing stores and control occupancy costs, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of fixed assets or intangible assets or other adverse financial consequences, including tax consequences related thereto, especially in view of the Company’s recent market valuation;

Exhibit 99.1

unexpected changes to the market for the Company's shares, including but not limited to changes related to general disfavor of the retail sector by investors; variations from expected pension-related charges caused by conditions in the financial markets; disruptions in the Company’s information technology systems either by security breaches and incidents or by potential problems associated with the implementation of new or upgraded systems; and the cost and outcome of litigation, investigations and environmental matters involving the Company. Additional factors are cited in the "Risk Factors," "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of, and elsewhere in, our SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via our website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco's ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.

About Genesco Inc.
Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear, sports apparel and accessories in more than 2,725 retail stores and leased departments throughout the U.S., Canada, the United Kingdom, the Republic of Ireland and Germany, principally under the names Journeys, Journeys Kidz, Shi by Journeys, Schuh, Schuh Kids, Little Burgundy, Lids, Locker Room by Lids, Lids Clubhouse, Johnston & Murphy, and on internet websites www.journeys.com, www.journeyskidz.com, www.journeys.ca, www.shibyjourneys.com, www.schuh.co.uk, www.littleburgundyshoes.com, www.johnstonmurphy.com, www.lids.com, www.lids.ca, www.lidslockerroom.com, www.lidsclubhouse.com, www.trask.com, and www.dockersshoes.com.  The Company's Lids Sports Group division operates the Lids headwear stores, the Locker Room by Lids and other team sports fan shops and single team clubhouse stores.   In addition, Genesco sells wholesale footwear under its Johnston & Murphy brand, the Trask brand, the licensed Dockers brand, G.H. Bass & Co., and other brands. For more information on Genesco and its operating divisions, please visit www.genesco.com.

Exhibit 99.1

Schedule A

Genesco Inc.
Adjustments to Forecasted Earnings from Continuing Operations
Fiscal Year Ending February 3, 2018

In Thousands (except per share amounts)	High Guidance		Low Guidance
	Fiscal 2018		Fiscal 2018
Forecasted loss from continuing operations (1)	$(96,935)	$(5.03)	$(103,376)	$(5.37)

Adjustments: (2)
Goodwill impairment charge	156,663	8.13	156,663	8.13
Store impairment and other charges	2,694	0.14	3,417	0.18
Tax impact for share-based awards	2,167	0.11	2,167	0.11

Adjusted forecasted earnings from continuing operations (3)	$64,589	$3.35	$58,871	$3.05

(1) This does not include the impact of the recently enacted federal tax reform, which the Company expects will result in a fiscal year tax rate that is approximately 1% lower than previously announced. In addition, earnings do not include one-time charges related to tax reform.

(2) All adjustments are net of tax where applicable. The forecasted tax rate for Fiscal 2018 is approximately 34.3% not including the adjustment in footnote (1).

(3) EPS reflects 19.3 million share count for Fiscal 2018 which includes common stock equivalents.

This reconciliation reflects estimates and current expectations of future results. Actual results may vary materially from these expectations and estimates, for reasons including those included in the discussion of forward-looking statements elsewhere in this release. The Company disclaims any obligation to update such expectations and estimates.